Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-266303-04

*Full Pxing $1,359.31mm  Mercedes-Benz Auto Receivable  (MBART 2024-1)
Mercedes-Benz Auto Receivables Trust (MBART 2024-1)

Lead Managers: Citi (str.), MUFG Securities and Societe Generale
Co Managers: Credit Ag, SMBC

Anticipated Capital Structure:

CL	SIZE(MM)	WAL*	S/M	P. WIN	E. MTY	L. MTY	BENCH	SPREAD	YLD%	CPN%	PX
A-1	$295.700	0.25	NR/NR	1-7	08/15/2024	02/18/2025	I-Curve	*NOT OFFERED*
A2-A	$244.500	1.15	AAA/Aaa	7-22	11/15/2025	05/17/2027	I-Curve	+40	5.124	5.06	99.98890
A2-B	$244.500	1.15	AAA/Aaa	7-22	11/15/2025	05/17/2027	SOFR30A	+37			100.00000
A-3	$476.600	2.71	AAA/Aaa	22-47	12/15/2027	04/16/2029	I-Curve	+66	4.851	4.80	99.99336
A-4	$98.010	4.17	AAA/Aaa	47-52	05/15/2028	07/15/2031	I-Curve	+78	4.847	4.79	99.96710

*Assumes a 1.30% ABS prepayment assumption

-Deal Summary-
Settle : January 24th, 2024
Offering Format : SEC-REG
First Pay Date : February 15th, 2024
ERISA : Yes
Exp. Ratings : S&P/Moody's
Min Denoms : $1K x $1K
BBG Ticker : MBART 2024-1
B&D : Citi
Delivery : DTC, Euroclear, Clearstream
CUSIPs : A-1(587918 AA1), A2-A (587918 AB9), A2-B (587918 AC7), A-3 (587918 AD5), A4 (587918 AE3)

-Available Information-
* Preliminary Prospectus, FWP and CDI File (attached)
* Intex Deal Name: xmbar2401 Password: UX4B
* Deal Roadshow Link: www.netroadshow.com Passcode: MBART20241 (not case-sensitive)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146